Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333- 214581 on Form F-4 and Forms S-8 (Nos. 333-165065, 333-165566, 333-169272, 333-171231, 333-172069, 333-178664, 333-188517, 333-192806, 333-201386 and 333-208634) of Anheuser-Busch Inbev SA/NV of our report dated March 14, 2016, relating to the consolidated financial statements as of and for the year ended December 31,2015, of Ambev S.A. and subsidiaries (the “Company”) appearing in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2016. The consolidated financial statements of the Company are not separately presented in Anheuser-Busch InBev SA/NV’s annual report on Form 20-F.

São Paulo, Brazil,

March 22, 2017

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes